EXHIBIT 10.132

BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION

IN THE MATTER OF THE APPLICATION OF	)
PUBLIC SERVICE COMPANY OF NEW MEXICO	)
FOR APPROVAL OF A CERTIFICATE OF	)
PUBLIC CONVENIENCE AND NECESSITY FOR	)
A 141 MW COMBUSTION TURBINE UNIT AND	) Case No. 05-00275-UT
THE CONVERSION OF THAT UNIT TO A 272 MW	)
COMBINED CYCLE GENERATOR.	)
)
PUBLIC SERVICE COMPANY OF NEW MEXICO,	)
)
Applicant.	)
)

STIPULATION

Public Service Company of New Mexico (“PNM”); the Staff of the Utility Division (“Staff”) of the New Mexico Public Regulation Commission (“NMPRC” or “Commission”); the New Mexico Industrial Energy Consumers (“NMIEC”), Patricia Madrid, the Attorney General of the State of New Mexico (the “AG”) and the Coalition for Clean Affordable Energy (collectively the “Signatories”), through their undersigned authorized representatives, agree and stipulate as follows:

INTRODUCTION

1.  On July 6, 2005, PNM filed an Application with the Commission seeking authorization to (a) operate as public utility plant the existing gas-fired combustion turbine located near Afton, in Dona Anna County, New Mexico (the “Afton CT”) which PNM is currently operating as a merchant plant; (b) convert the Afton CT to a gas-fired combined cycle generator (the “Afton CC”) that would expand the capacity of the plant and allow it to serve all jurisdictional customers on PNM’s system (collectively the Afton CT and Afton CC are referred to as the “Afton Facility”); and (c) include in rate base in PNM’s next electric rate case the depreciated net book value of the Afton CT and the actual cost up to $141.8 million for the Afton CC conversion. PNM’s Application requested a total value for the Afton Facility of $211.6 million to be included in rates.

2.  The Signatories have arrived at this Stipulation which they believe is fair, just and reasonable, and agree that the construction and operation of the Afton Facility, pursuant to this Stipulation, is required by the public convenience and necessity. In addition to the Signatories, Western Water and Power Production Limited; City of Albuquerque; Regents of the University of New Mexico; Natural Resources Defense Council; Community Action New Mexico; El Paso Electric Company; National Nuclear Security Agency; Energy, Minerals & Natural Resources Department of the State of New Mexico; and People’s Energy Resources Company intervened in the proceeding and participated, from time to time, in settlement discussions.

STIPULATION

3.  The Signatories stipulate that PNM’s Application should be approved as provided herein and PNM should be authorized to (a) operate as a public utility the Afton CT; (b) convert the Afton CT to the Afton CC, a gas-fired combined cycle generator of approximately 235 MW capacity; (c) include in rate base in PNM’s next electric general rate case the cost of the Afton Facility as agreed to herein, provided the Afton Facility is in service within eighteen (18) months of the Commission’s order approving this Stipulation or December 31, 2007, whichever is earlier; (d) in the event the deadlines in (c) are not met, PNM will only be permitted to recover in rates the net book value of the Afton Facility in an electric general rate case subsequent to Afton Facility’s in-service date; and (e) receive all other approvals and authorizations as may be required under the New Mexico Public Utility Act for the issuance of a certificate of public convenience and necessity for the Afton Facility on the following terms and conditions:

4.  The Afton Facility book value for ratemaking in PNM’s 2007 rate case shall be the lower of the actual cost of the Afton Facility or $187.6 million.* In subsequent rate cases, this amount will be adjusted to reflect additional depreciation and ADIT from the in-service date of the Afton Facility.

5.  Allocation of the Afton Facility costs is 50% to TNMP customers and 50% to PNM customers, until rates equalize in the 2010 to 2015 timeframe as specified in the Commission’s Final Order in NMPRC Case No. 04-00315-UT.

6.  In future rate cases, PNM will work with the Signatories towards the goal of avoiding reinstatement of a fuel adjustment clause. To mitigate risk associated with gas cost volatility for gas-fired electric generation, the Signatories will support PNM’s recovery in base rates of the reasonable costs of prudently hedging its gas requirements and otherwise mitigating its gas cost risks.

7.  PNM will propose in its next general rate case Application interruptible rates and a new inverted block rate to absorb any residential rate increase. If it is demonstrated that the proposed rate increase to residential customers in that case is too great to place entirely in the third block, it will file a supporting study and propose an alternative that encourages less consumption. PNM will preserve the structure, but not necessarily the rates, of its Incremental Interruptible Power Rate for customers currently on that tariff.

 * The $187.6 million is exclusive of Accumulated Deferred Income Taxes (“ADIT”). ADIT will be treated for regulatory purposes consistent with past rate proceedings.

8.  PNM shall conduct a feasibility study of Algodones, Person and other load side sites for future jurisdictional generation, by the earlier of 90 days after any filing requesting additional jurisdictional generation or December 31, 2006.

9.  Prior to the anticipated Reeves’ retirement and/or repowering, but with sufficient time for reasonable alternatives to be implemented, PNM will demonstrate the economic benefit to ratepayers of Reeves’ retirement and/or repowering.

10.     The entirety of transmission costs associated with the Afton Facility shall be $2.9 million per year for customers in areas served by TNMP and $3.0 million for PNM customers through December 31, 2010. In addition, PNM will not seek more than $2.9 million in the Afton Facility transmission costs in any TNMP rate case filed before December 31, 2010. After 2010, the Afton Facility transmission costs will be allocated 50% to customers in areas served by TNMP and 50% to PNM customers until rates are combined between the two customer groups.

11.  In the future, PNM will file any applications to include merchant plant in ratebase at least 36 months prior to the date requested for inclusion in ratebase, unless all signatories agree otherwise.

12.  Recognizing the importance of environmental, energy efficiency and renewable energy concerns to PNM’s facility planning process, in the analysis undertaken to prepare PNM’s 2007 Electric Supply Plan to be filed on February 1, 2007 pursuant to the Case 3137 Stipulation, PNM commits to incorporate Integrated Resource Planning principles including:

a)	demand side management options for reducing energy and peak load,
b)	an assessment of renewable energy alternatives, and
c)	an environmental risk analysis.

In addition, PNM will also incorporate Integrated Resource Planning principles in its distribution and transmission planning processes.

13.  By January 31, 2007, PNM will file at the Commission an application to initiate comprehensive electric energy efficiency programs, which will take into account the results of the electric energy efficiency potential study and the appliance saturation study that PNM will undertake during 2006 pursuant to the Stipulation in NMPRC Case No. 05-00261-UT.

14.  PNM will undertake a third-party engineering study to evaluate the potential at the Afton facility for boiler feedwater pre-heating using renewable energy generation facilities that could be constructed at or in reasonable proximity to the generation station; however, this commitment does not constitute a requirement that PNM would need to acquire additional land and permits solely for the purpose of reserving the potential for future renewable energy boiler feedwater pre-heating facilities.

15.  Except as specifically stated in the language of this Stipulation, the provisions of this Stipulation have no precedential effect and the Parties do not waive rights they may have in any other pending or future proceeding and will not be deemed to have approved, accepted, agreed to or consented to the application of any concept, principle, theory or method in any future proceeding.

16.  A Final Order issued by the Commission approving this Stipulation will not constitute a bar to further litigation of issues raised in pleadings and testimony or any issues which could have been raised or any other matters which have not been specifically addressed by this Stipulation. In accordance with 17 NMAC 1.2.23.4, by approving this Stipulation, the Commission is neither granting any approval nor creating any precedent regarding any principle or issue in this or any other proceeding.

17.  This Stipulation reflects a negotiated settlement, and if the Stipulation is not executed or is not adopted in its entirety by the Commission, without additions or deletions, the Stipulation will be void and any statement made or positions taken by the Parties during the course of these negotiations will not be admissible before any regulatory agency or court. The Stipulation contains the full intent and understanding of the entire agreement of the Parties and no implication should be drawn on any matter not addressed in the Stipulation. There are not and have not been, any representations, warranties or agreements other than those specifically set forth above.

18.  This Stipulation may be executed in a number of counterparts including by telefax, each of which will be deemed to be an original and all of which will constitute one and the same agreement.

Respectfully submitted this 30th day of November, 2005.
Patrick Ortiz
Gary Boyle
Alvarado Square, MS 2822
Albuquerque, NM 87158-2822
(505) 241-2896
(505) 241-2368 (fax
portiz@pnm.com

WHITE, KOCH, KELLY & McCARTHY, P.A.

By: /s/ Benjamin Phillips
BENJAMIN PHILLIPS
REBECCA DEMPSEY
433 Paseo de Peralta
Santa Fe, NM 87501
Phone: (505) 982-4374
Fax: (505) 984-8631
phillips@wkkm.com
rdempsey@wkkm.com

Attorneys for PNM

UTILITY DIVISION STAFF OF THE
NEW MEXICO PUBLIC REGULATION
COMMISSION

By: /s/ Dahl Harris
DAHL HARRIS
Staff Counsel
223 East Palace
Santa Fe, NM 87502-2013
Phone: (505) 827-7479
Fax: (505) 927-6916

NEW MEXICO INDUSTRIAL ENERGY
CONSUMERS.

By: /s/ Steve S. Michel
STEVEN S. MICHEL
134A Martinez Street
Santa Fe, NM 87501
Phone: (505) 989-1450
Fax: (505) 989-8731
stevensmichel@msn.com

PATRICIA MADRID, ATTORNEY GENERAL OF THE STATE OF NEW MEXICO

By: Telephonically approved 11/30/05 BP
JEFF TAYLOR
Assistant Attorney General
Post Office Drawer 1508
Santa Fe, NM 87504-1508
Phone: (505) 827-6000
Fax: (505) 827-5826

COALITION FOR CLEAN AFFORDABLE ENERGY

Susan Innis
Western Resource Advocates
2260 Baseline Rd., Suite 200
Boulder, CO 80302

BELIN & SUGARMAN

By: /s/ Alletta Belin
ALLETTA BELIN
618 Paseo de Peralta
Santa Fe, New Mexico 87501
Phone: (505) 983-8936
Fax: (505) 983-0036
belin@bs-law.com